Filed Pursuant to Rule 424(b)(3)

Registration No. 333-135123

Caterpillar Inc.

Common Stock

This is a supplement to the prospectus, dated June 19, 2006, relating to the resale by certain selling stockholders of up to 5,341, 902 shares of common stock of Caterpillar Inc. and should be read together with that prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “CAT.”  The last reported sale price of our common stock on August 31, 2006 was $66.35 per share.

As used in this prospectus supplement and the prospectus, the terms “we,” “us,” and “our” refer to Caterpillar Inc.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Prospectus Supplement dated  September 1, 2006.

SELLING STOCKHOLDERS

The information in the table appearing under the heading “Selling Stockholders” beginning on page 2 of the prospectus is amended by adding the information below with respect to the selling stockholders named below.  Each of the selling stockholders acquired their shares in a private transaction with Richard M. and Elizabeth S. Cashin.

Name	Number of Shares Owned	Number of Shares Offered Hereby

Trustees of Phillips Academy	6,900	6,900
The Buckley School in the City of New York	13,800	13,800
Poly Prep Country Day School	1,380	1,380
Trustees of Deerfield Academy	11,384	11,384
President and Fellows of Harvard College	31,048	31,048
Community Rowing Inc.	37,947	37,947
Prep for Prep	17,248	17,248
Greens Farm Academy	3,450	3,450
American University in Cairo	6,900	6,900
Community Funds Inc.	58,319	58,319
Richard M. and Elizabeth S. Cashin	7,741	7,741